NSAR										Question 77C

AllianceBernstein National Municipal Income Fund, Inc.

The Annual Meeting of Stockholders of AllianceBernstein National
Municipal Income Fund, Inc. (the Fund) was held on March 28, 2008. A description of the proposal and number of shares voted at the meeting are as follows:

Voted For
Authority Witheld To elect four Directors for a term of one or three years and until his successor is duly elected and qualifies.


Class Two (term expires 2011)
William H. Foulk, Jr.
D. James Guzy
David H. Dievler

Class Three (term expires 2009)
Gary L. Moody










26,321,147
26,316,258
26,321,304


26,383,158





























800,010
804,899
799,853


738,000










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